Exhibit 99.2

N E W S	CONTACT:	Raymond A. Cardonne, Jr. Chief Financial Officer

	Tel:	856-228-0077
about
	Fax:	856-228-5577

Refac Optical Group	Web Site:	www.refacopticalgroup.com

REFAC OPTICAL GROUP ANNOUNCES GOING PRIVATE TRANSACTION

Blackwood, New Jersey (February 26, 2007) – Refac Optical Group (“Refac” or the “Company”) (AMEX: REF) today announced that it had received a letter from Palisade Capital Management, L.L.C. (“Palisade”), the investment manager for Palisade Concentrated Equity Partnership, L.P. (“PCEP”), stating that a group led by Palisade and PCEP intends to take Refac private. The transaction will be effected via a short form merger of ROG Acquisition, Inc., a Delaware corporation formed by Palisade (“ROG”), with and into Refac pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”). Prior to the merger, the group, which currently owns, in the aggregate, in excess of 90% of the outstanding shares of common stock of Refac, will transfer such shares to ROG.

The Company understands that Palisade filed a Schedule 13E-3 Transaction Statement with the Securities and Exchange Commission today, which sets forth the reasons for the merger and other information, including the process by which the merger consideration of $6.00 per share was determined. Included in the filing is a description of the fairness opinion obtained by Palisade in connection with the transaction. Palisade has informed the Company that the Transaction Statement will be distributed to the Company’s minority shareholders in accordance with SEC regulations. Palisade expects the merger to close as soon as practicable after the completion of applicable regulatory review. After completion of the merger, the Company will no longer be a public company.

Because the merger is being structured as a short form merger under Section 253 of the DGCL, no action is required of the Company’s Board of Directors or stockholders for the merger to become effective. Refac’s Board of Directors and management had no role in negotiating the merger consideration offered to the minority stockholders and have made no determination with respect to the fairness of the consideration.

Palisade has informed the Company that, within ten days following consummation of the merger, the Company’s minority stockholders will receive a Notice of Merger and Appraisal Rights and a Letter of Transmittal in accordance with Delaware law. Under Delaware law, minority stockholders who do not wish to accept the consideration offered in the merger and who follow the procedures set forth in Delaware law will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares, which may be more or less than or the same as the consideration offered in the merger. Palisade and ROG reserve the right to cancel the merger prior to its completion for any reason.

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REF Announces Going Private Transaction

February 26, 2007

Further information regarding this matter, including a copy of the letter received from Palisade, will be included in the Current Report on Form 8-K being filed by the Company today.

About Refac Optical Group

Refac Optical Group, a leader in the retail optical industry and the sixth largest retail optical chain in the United States, operates 514 retail locations in 47 states and Canada, consisting of 493 licensed departments, three freestanding stores, 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and two manufacturing laboratories. Of the 493 licensed departments, 349 are located at JCPenney stores, 61 at Sears, 25 at Macy’s department stores, 28 at Boscov’s department stores, and 30 at The Bay. These licensed departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories.

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